Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Third Quarter Financial Results

Fairfield, Calif. (June 3, 2009) — Copart, Inc. (NASDAQ: CPRT) today reported the results for the quarter ended April 30, 2009, the third quarter of its 2009 fiscal year.

For the three months ended April 30, 2009, revenue, operating income and income from continuing operations were $197.3 million, $64.9 million and $40.5 million, respectively.  These represent decreases in revenue of $23.8 million, or 10.8% in operating income of $3.8 million, or 5.5%; and in income from continuing operations of $6.0 million, or 12.8%, respectively, from the same quarter last year.  Fully diluted earnings per share from continuing operations for the three months were $0.48 compared to $0.52 last year, a decrease of 7.7%.

For the nine months ended April 30, 2009, revenue, operating income and income from continuing operations were $558.8 million, $169.9 million and $104.9 million, respectively.  These represent decreases in revenue of $19.8 million, or 3.4%; in operating income of $2.6 million, or 1.5%; and in income from continuing operations of $11.2 million, or 9.6%, respectively, from the same period last year.  Fully diluted earnings per share from continuing operations for the nine months ended April 30, 2009 were $1.23 compared to $1.28 last year, a decrease of 3.9%.

The change in the average GBP to USD exchange rate, which was 1.44 USD to 1.00 GBP this quarter and 1.98 USD to 1.00 GBP in the same quarter last year, reduced recorded revenue in the quarter by approximately $14.1 million.

On Thursday, June 4, 2009, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at

http://webcast.premiereglobal.com/view/wl/r.htm?e=149549&s=1&k=2E89C6760E9D70C6427A467E82608CDC. A replay of the call will be available through July 4, 2009 by calling (888) 203-1112.  Use confirmation code #6577448.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean titled vehicles to dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its proprietary VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others. The company currently operates 147 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a registered buyer, visit www.copart.com.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, Inc.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Cindy Cross, Assistant to the Chief Financial Officer
(707) 639-5427

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2009	2008	2009	2008
Net sales and revenue:
Vehicle Sales	$32,324	$52,156	$94,738	$122,934
Remarketing service fee revenue	165,002	168,994	464,012	455,632
Total net sales and revenue	$197,326	$221,150	$558,750	$578,566
Operating costs and expenses:
Cost of vehicle sales	26,798	43,708	80,520	99,561
Yard operations	76,968	81,315	221,487	219,950
Yard depreciation and amortization	8,093	7,961	24,413	23,889
Gross margin	85,467	88,166	232,330	235,166
General and administrative	18,463	17,575	55,511	54,905
General and administrative depreciation and amortization	2,124	1,907	6,883	7,716
Total operating expenses	132,446	152,466	388,814	406,021
Operating income	64,880	68,684	169,936	172,545
Other income (expense):
Interest income, net	480	1,377	1,469	6,592
Other income	536	813	(8)	2,491
Total other income (loss)	1,016	2,190	1,461	9,083
Income before income taxes	65,896	70,874	171,397	181,628
Income taxes	25,384	24,397	66,478	65,517
Income from continuing operations	$40,512	$46,477	$104,919	$116,111
Discontinued Operations
Income from discontinued operations	1,557	—	1,557	—
Net Income	$42,069	$46,477	$106,476	$116,111
Earnings per share-basic
Income from continuing operations	$0.48	$0.53	$1.26	$1.32
Income from discontinued operations	0.02	—	0.02	—
Basic net income per share	$0.50	$0.53	$1.28	$1.32

Weighted average common shares outstanding	83,631	87,119	83,451	88,159

Earnings per share-diluted
Income from continuing operations	$0.48	$0.52	$1.23	$1.28
Income from discontinued operations	0.02	—	0.02	—
Diluted net income per share	$0.50	$0.52	$1.25	$1.28
Weighted average common shares and dilutive potential common shares outstanding	84,782	89,707	84,953	90,835

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 30, 2009	July 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$118,963	$38,954
Accounts receivable, net	107,472	111,705
Inventories and vehicle pooling costs	34,093	36,121
Income taxes receivable	8,568	19,041
Prepaid expenses and other assets	5,409	6,932
Total current assets	274,505	212,753
Property and equipment, net	524,184	510,340
Intangibles, net	14,754	21,901
Goodwill	160,712	177,164
Deferred income taxes	9,123	6,938
Land purchase options and other assets	22,708	27,151
Total assets	$1,005,986	$956,247

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$77,646	$88,883
Book overdraft	—	17,502
Deferred revenue	14,425	14,518
Income taxes payable	11,062	4,005
Deferred income taxes	4,168	2,768
Other current liabilities	378	576
Total current liabilities	107,679	128,252
Deferred income taxes	9,760	14,044
Income taxes payable	21,106	12,219
Other liabilities	1,750	2,736
Total liabilities	140,295	157,251
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 83,688 and 83,275 shares issued and outstanding at April 30, 2009 and July 31, 2008, respectively	324,254	316,673
Accumulated other comprehensive (loss) income	(41,381)	833
Retained earnings	582,818	481,490
Total shareholders’ equity	865,691	798,996
Total liabilities and shareholders’ equity	$1,005,986	$956,247

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000